UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

PSS WORLD MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Florida	0-23832	59-2280364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4345 Southpoint Blvd., Jacksonville, Florida        32216

                         (Address of principal executive offices)                           (Zip Code)

Registrant’s telephone number, including area code (904) 332-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 15, 2011, the Board of Directors of PSS World Medical, Inc. (the “Company”) adopted a resolution that increased the size of its Board of Directors to nine and elected A. Hugh Greene as a new member of its Board of Directors effective March 1, 2012. Mr. Greene joins the Board of Directors as a Class I member, with a term expiring at the Company’s 2012 Annual Meeting of Shareholders, and will serve on the Strategic Planning Committee. As a Director, Mr. Greene will receive compensation payable to non-employee Directors serving on the Board of Directors, as described under the heading “Compensation of Non-Employee Directors” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on July 15, 2011. A copy of the press release announcing the election of Mr. Greene to the Company’s Board of Directors is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Mr. Greene is an executive officer of Baptist Health, which is a customer of the Company that has acquired products from the Company in the ordinary course of business. The total amount of sales for all products purchased by Baptist Health from the Company during fiscal year 2011 was approximately $977,849.82 and the total amount of sales for all products purchased by Baptist Health from the Company during fiscal year 2012 to date is approximately $653,849.02. Mr. Greene’s indirect interest in the purchase of products by Baptist Health from the Company is limited to his interest in such transactions as an executive officer of Baptist Health.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press release dated December 15, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSS World Medical, Inc. (Registrant)

December 20, 2011		/s/ David M. Bronson
	By:	David M. Bronson
	Its:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated December 15, 2011.